Exhibit 99.1

       Intelligent Systems Announces 4th Quarter and Fiscal 2003 Results
          *** Earnings Conference Call and Webcast at 11 AM Today ***

    NORCROSS, Ga., March 18 /PRNewswire-FirstCall/ -- Intelligent Systems Corporation (AMEX: INS) ( www.intelsys.com ) announced today its financial results for the fourth quarter and fiscal year periods ended December 31, 2003.

    For the fiscal year ended December 31, 2003, the company recorded revenue of $13.3 million, a 24 percent increase compared to revenue of $10.7 million for the twelve-month period in 2002. Net loss for the twelve-month period in 2003 was $4.8 million or $1.07 per share, which was 61 percent less than the net loss of $12.3 million or $2.73 per share recorded in 2002.

    For the fourth quarter ended December 31, 2003, Intelligent Systems recorded revenue of $4.6 million, a 36 percent increase compared to the same period last year when revenue was $3.4 million. Net loss for the three months ended December 31, 2003 was $1.2 million or $0.26 per share, representing a 57 percent reduction compared to a net loss of $2.7 million or $0.61 for the same three-month period in 2002.

    Revenue from products grew 84 percent and 34 percent for the fourth quarter and annual periods in 2003, respectively, compared to the same periods last year, reflecting an unusually high number of fourth quarter software license sales at the company's QS Technologies subsidiary and an increased volume of industrial product sales at the company's ChemFree subsidiary. Revenue from services increased ten percent year-to-year reflecting mainly a larger installed base of QS Technologies customers that purchased maintenance and support services.

    The results for the twelve-month period ended December 31, 2003 include net investment income of $3.0 million compared to a net investment loss of $934,000 in 2002. During 2003, the company recognized investment income totaling $4.5 million on the settlement of an escrow fund related to the sale in April 2001 of an affiliate company, PaySys International, Inc. Offset against this 2003 income were a first-quarter write-down aggregating $719,000 and a fourth quarter charge of $632,000 against the carrying values of the company's equity and debt investments in two privately-held technology companies, as well as other investment charges aggregating $100,000 in 2003.

    The reduction in the net loss reported in fiscal 2003 compared to 2002 is related primarily to a 24 percent increase in revenue, a 13 percent reduction in consolidated operating expenses, and the non-recurring investment gain on the escrow settlement. The loss from operations in the three and twelve-month periods ended December 31, 2003 was $675,000 and $8.4 million, respectively, which is a reduction of 72 percent and 33 percent, respectively, compared to the same periods last year, mainly due to higher product revenue, lower cost of goods and lower operating expenses.

    During 2003, the company continued to support investment in important development activities at both its CoreCard Software and VISaer subsidiaries for new software products. While the company incurred significant product development costs in 2003 at these subsidiaries, license revenue related to the new software products is deferred and will be recognized beginning in 2004 when customer installations are complete. At December 31, 2003, the company has recorded $2.6 million in current deferred revenue comprised of amounts recorded by its four consolidated subsidiaries and $5.0 million in non-current deferred revenue associated with its VISaer subsidiary.


    Conference Call and Webcast Information

    As announced previously, Intelligent Systems has scheduled a conference call for today at 11 AM EST to discuss the results of the fourth quarter and annual periods for 2003. The call-in number is (877) 266-7144 (domestic) and
(706) 679-3941 (local and international). A live webcast will be available at the same time by logging onto www.intelsys.com and clicking on the webcast icon. An archived version of the webcast will be available for 12 months.


    About Intelligent Systems Corporation

    For thirty years, Intelligent Systems Corporation [AMEX: INS] has identified, created, operated and grown early stage technology companies. The company has operations and investments, principally in the information technology industry. The company's consolidated subsidiaries include VISaer, Inc. ( www.visaer.com ), QS Technologies, Inc. ( www.qsinc.com ), CoreCard Software, Inc. ( www.corecard.com ), (all software companies) and ChemFree Corporation ( www.chemfree.com ) (an industrial products company). Since 1990, the company has operated the Intelligent Systems Incubator, an award-winning pioneer in privately sponsored incubators. Further information is available on the company's website at www.intelsys.com , or by calling the company at 770/381-2900.


    In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, undetected software errors, competitive pressures (including pricing), changes in customers' requirements or financial condition, market acceptance of products and services, changes in financial markets, changes in the performance, financial condition or valuation of affiliate companies, the risks associated with investments in privately-held early stage companies, the impact of events, such as the war against IRAQ and the SARS epidemic, on the worldwide commercial aviation industry, other geopolitical or military actions, and general economic conditions, particularly those that cause business or government to delay or cancel purchase decisions.


     For further information, call
     Bonnie Herron, 770/564-5504
     or email to bherron@intelsys.com


               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except share amounts)

                                     Three Months Ended   Twelve Months Ended
                                           Dec. 31,             Dec. 31,
                                       2003      2002       2003        2002
    Revenue
       Products                      $3,235    $1,761     $8,466      $6,296
       Services                       1,360     1,626      4,868       4,445
        Total revenue                 4,595     3,387     13,334      10,741
    Cost of revenue
       Products                         804       816      3,324       3,019
       Services                         783     1,043      3,380       2,862
        Total cost of revenue         1,587     1,859      6,704       5,881
    Expenses
        Marketing                       645       836      2,811       2,960
        General & administrative        978     1,016      3,895       4,562
        Research & development        2,060     2,122      8,316       9,798
    Loss from operations               (675)   (2,446)    (8,392)    (12,460)
    Other income
        Interest income (expense), net   (2)       22          2         129
        Investment income (loss), net  (604)(a)   (32)     3,040(b)     (934)

        Equity in earnings (losses) of
         affiliate companies            137      (132)       184        (235)

        Other income (expense), net      40      (135)       328         900
    Loss before income tax
     provision (benefit)             (1,104)   (2,723)    (4,838)    (12,600)
    Income tax provision (benefit)       64         7        (40)       (343)
    Net loss                        $(1,168)  $(2,730)   $(4,798)   $(12,257)
    Basic and diluted net loss
     per share                       $(0.26)   $(0.61)    $(1.07)     $(2.73)
    Basic and diluted weighted
     average shares               4,478,971 4,493,640  4,483,458   4,495,058

    (a). Includes write-down of $632,000 against carrying value of investment.
    (b). Includes $4.5 million gain on escrow settlement offset in part by $1.5 million in reserves/losses on investments.


                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                                     December 31, December 31,
                                                           2003        2002
    ASSETS
    Current assets:
      Cash                                                $1,133      $2,644
      Accounts receivable, net                             1,543       3,025
      Notes and interest receivable                          142         205
      Inventories                                            766         671
      Other current assets                                   614         213
        Total current assets                               4,198       6,758
    Long-term investments                                  6,275       7,145
    Property and equipment, at cost less accumulated
     depreciation                                            746         761
    Goodwill                                               2,039       2,380
    Intangibles, net                                         476         788
    Other assets, net                                          8          28
    Total assets                                         $13,742     $17,860

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
      Accounts payable                                      $932      $1,301
      Short-term borrowings                                  250          --
      Deferred revenue                                     2,586       1,784
      Deferred gain                                          291         428
      Accrued expenses and other current liabilities       2,037       1,755
        Total current liabilities                          6,096       5,268
    Deferred revenue, net of current portion               5,060       4,813
    Other long-term liabilities                               --          27
        Total long term liabilities                        5,060       4,840
    Minority interest                                      1,516       1,516
    Redeemable preferred stock of subsidiary                  --         342
    Total stockholders' equity                             1,070       5,894
    Total liabilities and stockholders' equity           $13,742     $17,860



SOURCE  Intelligent Systems Corporation
    -0-                             03/18/2004
    /CONTACT:  Bonnie Herron of Intelligent Systems Corporation,
+1-770-564-5504, or bherron@intelsys.com /
    /Web site:  http://www.intelsys.com
                http://www.visaer.com
                http://www.qsinc.com
                http://www.corecard.com
                http://www.chemfree.com /
    (INS)

CO:  Intelligent Systems Corporation
ST:  Georgia
IN:  CPR
SU:  ERN CCA MAV